(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of November 28, 2016, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as  Servicer,  Aegon USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Wilmington Trust, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2016-HHV (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.7 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.             A review of the activities of the Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.             To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

3.             A statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/S/ Leslie Hinton

Leslie Hayton

Managing Director

Wells Fargo Bank

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